CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 14, 2025, relating to the financial statements and financial highlights of FMI Funds, Inc. comprising FMI Common Stock Fund, FMI Large Cap Fund, FMI International Fund, FMI International Fund II – Currency Unhedged, and FMI Global Fund, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
January 27, 2026